Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger between Celladon Corporation (“Celladon”) and Eiger Biopharmaceuticals, Inc. (“Private Eiger”) and were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. For accounting purposes, Private Eiger is considered to be acquiring Celladon in the merger. Private Eiger was determined to be the accounting acquirer based upon the terms of the merger and other factors including; (i) Private Eiger security holders own approximately 78% of the combined company immediately following the closing of the merger, (ii) Private Eiger directors will hold all the board seats in the combined company, and (iii) Private Eiger management will hold all of the key positions in the management of the combined company. All Celladon employees have been terminated prior to the acquisition date. The transaction will be accounted for as an asset acquisition rather than a business combination because as of the acquisition date, Celladon does not meet the definition of a business as defined by U.S. GAAP. For the purpose of these unaudited pro forma condensed combined financial statements, management of Celladon and Private Eiger have determined a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the transaction will be recorded at their estimated acquisition date fair values.

The unaudited pro forma condensed combined balance sheet as of December 31, 2015 assumes that the merger took place on December 31, 2015 and combines the historical balance sheets of Celladon and Private Eiger as of December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 assumes that the merger took place as of January 1, 2015, and combines the historical results of Celladon and Private Eiger for the year ended December 31, 2015. Private Eiger’s consolidated balance sheet and consolidated statement of operations information was derived from its audited consolidated financial statements as of and for the year ended December 31, 2015 included as Exhibit 99.2 to this Amendment No.1 to the Current Report on Form 8-K. Celladon’s consolidated balance sheet and consolidated statement of operations information was derived from its audited financial statements as of and for the year ended December 31, 2015 included in its Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 30, 2016. The balance sheet and statements of operations information of Celladon and Private Eiger have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of net assets acquired as of December 31, 2015. Differences between these preliminary estimates and the final asset acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount of cash used by Celladon’s operations subsequent to December 31, 2015 to the closing of the merger, and other changes in the Celladon assets and liabilities that occur between December 31, 2015 and the completion of the merger on March 22, 2016.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Celladon and Private Eiger been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the Celladon and Private Eiger audited financial statements for the year ended December 31, 2015.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2015

(In thousands)

	Celladon	Eiger	Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$32,777	$4,778	$33,500	A	$71,055
Prepaid expenses and other current assets	1,099	717	(873)	G	943

Total current assets	33,876	5,495	32,627		71,998
Property and equipment, net	—	41	—		41
Other assets	10	46	—		56

Total assets	$33,886	$5,582	$32,627		$72,095

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,108	$2,946	390	F	$5,458
			1,014	H
Convertible promissory note	—	5,444	(5,444)	A	—
Accrued restructuring charges	1,201	—	—		1,201

Total current liabilities	2,309	8,390	(4,040)		6,659
Warrant liability	—	885	(885)	B	—
Obligation to issue common stock	—	1,457	(1,457)	C	—
Other long term liabilities	24	2	—		26

Total liabilities	2,333	10,734	(6,382)		6,685

Stockholders’ equity:
Convertible preferred stock	—	22,567	(22,567)	E	—
Common stock	2	—	2	A	5
			(2)	D
			3	E
Additional paid-in capital	222,403	1,552	38,592	A	96,603
			885	B
			1,457	C
			(190,850)	D
			22,564	E
Accumulated deficit	(190,852)	(29,271)	190,852	D	(31,198)
			350	A
			(390)	F
			(873)	G
			(1,014)	H

Total stockholders’ equity (deficit)	31,553	(5,152)	39,009		65,410

Total liabilities and stockholders’ equity (deficit)	$33,886	$5,582	$32,627		$72,095

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

	For Year Ended December 31, 2015
	Celladon	Eiger	Pro Forma Merger Adjustment		Pro Forma Combined
Operating expenses:
Research and development	$21,959	$8,117	—		$30,076
General and administrative	12,435	4,856	(1,098)	I	16,193
Restructuring charges	7,787	—	—		7,787

Total operating expenses	42,181	12,973	(1,098)		54,056

Loss from operations	(42,181)	(12,973)	1,098		(54,056)
Other income (expense), net
Interest income	65	—	—		65
Interest expense	(2,302)	(350)	350	A	(2,302)
Other income (expense)	5	—	—		5

Total other income (expense), net	(2,232)	(350)	350		(2,232)

Net loss	$(44,413)	$(13,323)	$1,448		$(56,288)

Basic and diluted net loss per share	$(27.93)	$(62.19)			$(8.19)

Weighted average common shares outstanding - basic and diluted	1,590,211	214,228	5,071,086		6,875,525

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

Description of Transaction

On March 22, 2016, Celladon Corporation (“Celladon”) merged with and into pre-merger Eiger Biopharmaceuticals, Inc. (“ Private Eiger”), with Private Eiger becoming a wholly-owned subsidiary of Celladon and the surviving corporation following the completion of the merger in accordance with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Celladon. At the closing of the merger, each outstanding share of Private Eiger’s common stock converted into the right to receive approximately 0.0875219 shares of common stock of Celladon, after taking into account a fifteen-for-one reverse stock split effected by Celladon prior to completion of the merger, as well as the payment of cash in lieu of fractional shares. Immediately following the effective time of the merger, Celladon equity holders owned approximately 22% of the outstanding capital stock of the combined company on a fully diluted basis after giving effect to Private Eiger’s pre-merger financing activities referred to below, with Private Eiger security holders owning approximately 78% of the combined company. Certain third parties, including Private Eiger’s existing stockholders, purchased shares of Private Eiger’s capital stock in a private financing prior to consummation of the merger for an aggregate purchase price of approximately $39.5 million, which includes the conversion of $6.0 million in convertible promissory notes issued in November 2015.

Also on March 22, 2016, in connection with, and prior to the completion of, the merger, Celladon effected a fifteen for one reverse stock split of its common stock and the post-merger company changed its name to “Eiger BioPharmaceuticals, Inc.” (public Eiger).

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined balance sheet as of December 31, 2015 is presented as if the merger had been completed on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the audited historical statements of operations of Celladon and Private Eiger for their respective year ended December 31, 2015, and gives pro forma effect to the merger as if it had been completed on January 1, 2015. Based on the terms of the merger, Private Eiger is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as an asset acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, the assets and liabilities of Private Eiger will be recorded as of the merger closing date at their respective carrying value and the acquired net assets of Celladon will be recorded as of the merger closing date at their fair value. For the purpose of these unaudited pro forma financial statements, management of Private Eiger and Celladon have determined a preliminary estimated purchase price for the asset acquisition, and such amount has been calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the transaction are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net acquired assets of Celladon as of the merger closing date.

The pro forma adjustments are preliminary and based on the estimated fair value of the net assets acquired and have been prepared to illustrate the estimated effect of the asset acquisition. Under U.S. GAAP, transaction costs in an asset acquisition would be capitalized and applied to the fair value of non-financial assets acquired and remaining in the combined company. However, because Private Eiger primarily acquired financial assets, Private Eiger’s transaction costs will be expensed as incurred. To the extent there are significant changes to public company Eiger’s business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

2. Preliminary Purchase Price

On December 31, 2015, Celladon had 1.6 million shares of common stock outstanding and a market capitalization of $35.2 million. The estimated fair value of the net assets of Celladon was $30.7 million as of December 31, 2015. On the merger closing date of March 22, 2016, Celladon had 1.6 million shares of common stock outstanding and a market capitalization of $27.5 million. The estimated fair value of the net assets of Celladon on March 22, 2016 was $27.3 million. The fair value of Celladon’s common stock subsequent December 31, 2015 through the merger closing date ranged above and below the fair value of Celladon’s net assets. As Celladon’s net assets are predominantly comprised of cash offset by current liabilities, the fair value of Celladon’s net assets as of December 31, 2015 is considered to be the best indicator of the fair value and, therefore, the preliminary purchase price. The estimated preliminary purchase price at the merger closing date may change due to the amount of cash used by Celladon’s operations after December 31, 2015 to the closing of the merger and other changes in the Celladon assets and liabilities that occur between December 31, 2015 and the completion of the merger on March 22, 2016.

The acquired net assets of Celladon based on their estimated fair values as of December 31, 2015 are as follows (in thousands):

Cash	$32,777
Prepaid and other assets	236
Current liabilities	(2,309)
Non-current liabilities	(24)

Net acquired tangible assets	$30,680

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant transactions of Private Eiger as a direct result of the merger, or for accounting purposes, the acquisition of Celladon’s net assets by Private Eiger. The pro forma adjustments reflecting the completion of the merger are based upon the accounting analysis conclusion that the merger should be accounted for as an asset acquisition and upon the assumptions set forth below.

A.	To reflect the $33.5 million capital to be raised by Private Eiger shareholders prior to the merger, the conversion of the convertible promissory notes of $6.0 million, the issuance of Private Eiger’s common stock in connection with the consummation of the private financing, and to reverse the interest expense and amortization of debt discount recognized during the year ended December 31, 2015.

B.	To reflect the automatic exercise of the warrant, the settlement of the warrant liability and issuance of Private Eiger common stock in connection with the consummation of the private financing.

C.	To reflect the issuance of common stock of Private Eiger and settlement of the obligation to issue common stock in connection with the asset purchase agreement with Eiccose and in connection with the consummation of the private financing.

D.	To reflect the elimination of Celladon’s historical stockholders’ equity balances, including accumulated deficit.

E.	To reflect the conversion of Private Eiger’s convertible preferred stock to Celladon common stock in connection with the merger.

F.	To record cash bonus payable to three executives of Celladon in connection with the merger related to milestones achievement as of December 31, 2015.

G.	To reduce prepaid expenses and other current assets balances to their estimated fair value.

H.	To record estimated transaction costs that were not incurred as of December 31, 2015.

I.	To reflect elimination of transaction costs of both Celladon and Private Eiger.